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      CONTACT:
      Tim Carroll
      Vice President
      (425) 430-3253

                   FIROZ (PHIL) LALJI APPOINTED PRESIDENT AND
                    CHIEF EXECUTIVE OFFICER OF MULTIPLE ZONES

      RENTON, Washington (May 12, 1998) - Multiple Zones International, Inc. (NASDAQ: MZON) today announced the appointment of Firoz Lalji as President and Chief Executive Officer of the Company.

      Mr. Lalji, 51, is a founding investor in Multiple Zones and has served on its board since March of 1990. Since 1975 he has been the owner, President and Chief Executive Officer of Kits Cameras, Inc, which operates 145 specialty camera stores in eight western states. In November of 1997 he sold Kits Cameras to Ritz Cameras, a national retailer with over 800 stores. Since 1985 he has also served as owner, President and Chief Executive Officer of the Fana Group of Companies which owns real estate and hotels in the United States and Canada.

      Commenting on his new position, Lalji stated, "I bring a strong and very successful retailing background to Multiple Zones. At Kits Cameras we grew the organization from four small stores to a large diversified organization with over 700 employees and operations stretching from Alaska to New Mexico. Kits was the third largest specialty camera store chain in the nation and, as a private company, its operations financed all of its growth. At Kits, we successfully merchandised quickly changing technology products and created a sales organization focused on serving the needs of customers. At Multiple Zones, we have a quality management team, excellent vendor relationships and are well positioned for growth in this fast growing industry, the direct marketing of microcomputer products."

      Lalji stated that his immediate goals were to further enhance the visibility and merchandising within Multiple Zones' two flagship catalogs, The PC Zone(R) and The Mac Zone(R), grow the customer-direct outbound sales force and expand zones.com, the Company's electronic commerce web site. He commented, "Multiple Zones has great potential. We see incredible growth opportunities in electronic commerce where our sales from zones.com have exceeded our expectations. Through zones.com we are leveraging our well known brands, The PC Zone(R) and The Mac Zone(R), along with our well-developed inventory management and fulfillment capabilities. My overall goal is to focus on our core competencies toward maximizing shareholder value."

      John DeFeo, who had been President and Chief Executive Officer since January 1997, remains on the Board of Directors. Lalji commented, "John built a quality organization and implemented many programs which position the Company for future growth. His

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      continuing counsel on the Board will be appreciated."

      Multiple Zones International, Inc. is a leading international direct marketer of brand name microprocessor-based hardware, software, peripherals and accessories for users of PC/Wintel and Apple Macintosh-compatible computers through two flagship catalogs, The PC Zone(R) and The Mac Zone(R). A dedicated telemarketing sales force serves the needs of the business, education and government markets. Products are also available through the Multiple Zones Internet SuperStore.

      The Company was founded in 1988, serves 24 countries worldwide and is headquartered in Renton, Washington. Orders can be placed or a catalog can be received simply by calling 1-800-258-2088 or through accessing our World Wide Web location www.zones.com.

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